EXHIBIT 2.1

                           PURCHASE AND SALE AGREEMENT

                                     between


                            FOCUS ENHANCEMENTS, INC.,

                             FOCUS ACQUISITION CORP.


                                       and

                            PC VIDEO CONVERSION, INC.


                                  July 29, 1998



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                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS


         THIS AGREEMENT, made and entered into as of this twenty-nineth day of July, 1998, by and among FOCUS Enhancements, Inc., a Delaware corporation with its principal place of business at 142 North Road, Sudbury, Massachusetts 01776 ("FOCUS"), and Focus Acquisition Corp. ("FAC") (FOCUS and FAC hereinafter referred to collectively as the "Buyer"), and PC Video Conversion, Inc., a California corporation with its principal place of business at 16120 Caputo Drive, Suite A, Morgan Hill, CA 95037 (the "Seller").


                              Preliminary Statement

         This Agreement contemplates a transaction in which the Buyer will purchase certain of the assets (and assume certain of the liabilities) of the Seller for the consideration set forth below, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Basic Transaction

1.01. Purchase of Assets. On the Closing Date, as hereinafter defined, Buyer will purchase and acquire from Seller, and Seller will sell, transfer, convey and deliver to Buyer, all of the assets of Seller integral to the operations of Seller (the "Assets"), including, without limitation, the following:

         a) Real Estate. Buyer agrees to assume the lease of the property located at 16120 Caputo Drive, Suite A Morgan Hill, CA 95037 (hereinafter referred to as "Lease"), together with all tenant improvements thereto and all fixtures and other installations within such property and any rights of tenant arising from the use, occupancy or leasing of such property and necessary to continue the operation of the Seller.

         b) Tangible Personal Property. All tangible personal property used in the operation of the Seller, including, but not limited to, all of the following:

                  i) All equipment, vehicles, machinery, tools, storage racks and bins, furniture and fixtures, computer hardware and disks, telephone systems, portable phones, communication devices, Seller forms, display materials, maintenance machinery and equipment, test equipment, and other tangible personal property, all of which shall be fully inventoried (collectively the "Fixed Assets"); and

                  ii) All current inventory of the Seller held for resale including all components thereof, such as raw materials, work-in-process, finished goods, office supplies, maintenance supplies, packaging materials,


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                           spare  parts and  similar  items,  manuals,  computer
                           disks and software, all of which shall be fully inventoried (collectively, the "Inventory").

         c) Intangible Property. All intangible property ("Intangible Property") including, but not limited to:

                  i) All accounts (less Three Hundred Thousand Dollars ($300,000)), accounts receivable, notes and notes receivable existing on the Closing Date (as hereinafter defined), including any security held for the payment thereof (the "Accounts Receivable");

                  ii) Such contract rights of the Seller as Buyer may elect to acquire after examination of same, including, without limitation, all rights arising under purchase orders placed by Seller with vendors and purchase orders from customers accepted by Seller, rights under any warranty agreements and rights under any insurance contract;

                  iii) All goodwill and going concern value of the Seller, including, without limitation, all customer lists, vendor lists, pricing data, warranty records, advertising and marketing materials and other trade information of whatever type;

                  iv) All intellectual property including, without limitation, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with
                           all            reissuances,            continuations,
                           continuations-in-part, revisions, extensions, and reexaminations thereof along with any foreign couterparts; (ii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iii) all mask works and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all computer software (including data and related documentation),
                           (vi) customer lists; (vii) all licenses and goodwill associated therewith, sublicenses and other agreements (as licensor or licensee) relating to any of the foregoing kinds of property, and rights thereunder; and (vii) rights to any "know-how" or disclosure or use of ideas, remedies against infringements thereof, and rights to protection of interest therein under the laws of all jurisdictions;
                           (viii)  all other  proprietary  rights,  and (ix) all

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                           copies and tangible embodiments thereof (items listed
                           in clauses (i)-(ix) shall be referred to herein as "Intellectual Property");

                  v) All rights of Seller to any software licensed to Seller; provided that if such licenses are not transferable without licensor's consent, Seller shall obtain such consent and/or a new license agreement in the name of Buyer on substantially the same terms currently available to Seller;

                  vi) All licenses and permits of any type whatsoever used in the Seller or the release of same so as to permit the issuance to the Buyer of such license or permit applicable to the Seller;

                  vii) all trademarks, service marks, trade dress, logos, and trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith related in any manner to the Seller; and

                  viii) all rights under the contracts, agreements, leases, licenses and other instruments that are set forth on
                           Schedule 1.01( c)(viii) attached hereto together with any consent necessary to transfer any of the foregoing (collectively, the "Contract Rights").

                  ix) Any other assets integral to the operations of Seller.

1.02. Purchase Price. In full consideration for the conveyance and transfer to Buyer of the Acquired Assets, at the Closing FOCUS shall:

         (i) issue to Seller within five (5) business days following the Closing Date one hundred twenty-two thousand seven hundred ninety-six (122,796) shares (the "Shares") of common stock, $0.01 par value per share of the FOCUS (the "Common Stock"), which Shares will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will bear legends restricting transfer in accordance with the Securities Act.;


         (ii)     pay to Seller Seven Hundred Thousand Dollars ($700,000);

         (iii) tender a promissory note ("Note") to Seller in the amount of One Million Dollars ($1,000,000) payable over a period of thirty-six (36) months together with interest on the outstanding principal balance payable at the rate of three and one half (3 1/2%) percent interest per annum. Payments on the note shall be made on a monthly basis for a total of thirty-six (36) installments, the first installment of which shall be due on the first day of the first month immediately following the Closing Date. Payment of principal and interest under the above-described Note and interest shall be secured

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                  by  assets  in  accordance   with  a  Security   Agreement  in
                  substantially the form attached hereto as Exhibit F;

         (iv)     assume  certain  accounts  payable of Seller,  as specified on
                  Schedule 1.02(iv) attached hereto (the "Assumed Accounts Payable"), totaling __________________________________
                  Thousand Dollars ($_____,000) (The amounts identified in clauses (i)-(iv) of this Section 1.02 shall be referred to herein as the "Purchase Price".).

1.03 Employment. Steve Wood shall enter into a three (3) year employment agreement with FAC in a form substantially equivalent to that of Exhibit C.

1.04. Allocation. The Purchase Price shall be allocated by the Buyer, with the concurrence of the Seller, among the Assets within 120 days after the Closing Date.

1.05. Liabilities of Seller. Except for the Assumed Accounts Payable, Buyer is not assuming any liabilities or obligations of Seller and Buyer will have no responsibility with respect to any obligation or liability
         (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) (collectively, "Liability") not specifically assumed pursuant to this Agreement.

1.06. The Closing Date. The closing (the "Closing") shall occur on July 29 , 1998 at 10 a.m. at the offices of Focus Enhancements, Inc., 142 North Road, Sudbury, Massachusetts, 01776, or such other date, time or place as shall be mutually agreed upon by Buyer and Seller. The transfer of the Assets by Seller to Buyer shall be deemed to occur, and the payment of the Purchase Price shall occur, at 10 a.m., Boston time, on the date of the Closing (the "Closing Date").

1.07. Sales Taxes. Seller shall pay all sales, transfer and documentary taxes and expenses, if any, payable in connection with the sale, transfer and deliveries to be made to Buyer hereunder.

1.08. Further Assurances. At any time and from time to time after the Closing, at Buyer's request and without further consideration, Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as Buyer may reasonably request to more effectively transfer, convey and assign to Buyer, and to confirm Buyer's title to, all of the Assets, to put Buyer in actual possession and operating control thereof, to assist Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

2. Representations and Warranties of Seller. Seller makes the following representations and warranties to Buyer, each of which shall be deemed to be independently material and to have been relied upon by Buyer.

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2.01.    Organization  and Authority.  Seller is a corporation  duly  organized, validly existing and in good standing under the corporate and tax laws of the State of California and has the corporate power to own its properties and to carry on its business as and where it is now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated thereby. Seller is duly licensed or qualified and in good standing as a foreign corporatio in all jurisdictions where the character of the properties owned by Seller or the nature of the business transacted by it make such license or qualification necessary, except where the failure to so qualify would not have a material adverse effect on the operations or financial condition of Buyer.

2.02. Authorization. Seller has taken all actions necessary to authorize and permit the execution, delivery and performance of this Agreement and the agreements contemplated herein by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby. This Agreement constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforcement may be subject to applicable bankruptcy, insolvency, moratorium and other laws affecting creditors generally and by general equitable principles.

2.03 Noncontravention. The execution and delivery of this Agreement or the agreements contemplated herein, and the consummation by Seller of the transactions contemplated hereby or thereby, will not, with or without the giving of notice or the passage of time or both, (i) conflict with the Articles of Organization or Bylaws of Seller, (ii) conflict with any agreement or instrument to which the Seller is a party or by which it may be bound, or (iii) violate the provisions of any law, rule or regulation applicable to Seller. Schedule 2.03 attached hereto sets forth a true, correct and complete list of all consents, assignments, waivers and/or approvals of third parties required in connection with the consummation by Seller of the transactions contemplated by this Agreement and the sale, transfer, conveyance and/or delivery by Seller of the Assets to Buyer.

2.04. Title to Assets; Condition and Location; Sufficiency. Seller has good and marketable title to all of the Assets, free and clear of any and all liens, security interests, encumbrances and claims. All of the Assets are located in 16120 Caputo Drive, Suite A, Morgan Hill, CA 95037, except as set forth on Schedule 2.04 attached hereto. The Assets are adequate to conduct the business operations currently conducted by Seller.

2.05. Financial Statements. Seller has previously delivered to Buyer (i) its unaudited balance sheet, statement of income and cash flow as of and for the fiscal year ended December 31, 1997 (the "Year-End Financial Statements"), and (ii) its unaudited balance sheet (the "Current Balance Sheet"), statement of income and cash flow for the seven months ended July 31, 1998 (together with the Current Balance Sheet, the "Current Financial Statements"). The Year-End Financial Statements and the Current Financial Statements have been prepared in accordance with

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         generally  accepted  accounting   principles  and  fairly  present  the
         financial condition of Seller in all material respects.

2.06 Accounts Receivable. Schedule 2.06 attached hereto sets forth a true, correct and complete list of the Accounts Receivable, including an aging thereof as of the date of the Current Financial Statements.
         Schedule 2. 06, as updated pursuant to Section 6.08 hereof, shall set forth a true, correct and complete list of Accounts Receivable as of the Closing Date, including an aging thereof. All accounts receivable shown on Schedule 2. 06 constitute bona fide accounts receivable resulting from the sale of the Company's products in the ordinary course of business. Such Accounts Receivable were and are not subject to any conditions to payment or to any offsets, counterclaims, defenses or returns except as shown as an allowance for doubtful accounts on the Financial Statements. No account debtors or note debtors have been delinquent in payment by more than ninety (90) days except as otherwise reflected on the books and records maintained by Seller or have refused or threatened to refuse to make payment except as disclosed in writing to Buyer.

2.07 Inventory. The Inventory reflected on the June 30, 1998 Balance Sheet was purchased or acquired in the ordinary and regular course of the Company's business and are maintained for resale to customers in a manner substantially similar to past practices. Such inventory has been consistently valued at the lower of cost consistently with prior periods. The Inventory consists, and will at the Closing Date consist, of those items as described in Schedule 2.07, subject to use and sale in the ordinary course of business of Seller, from the date of Schedule
         2.07 to the Closing. The phrase "the ordinary course of business," as used in this Agreement, shall mean the conduct of the business of Seller in the manner in which Seller conducted its business during the year preceding execution of this Agreement, following usual accounting practices, making ordinary accruals, incurring ordinary liabilities or expenditures, and making ordinary contract commitments.

2.08. Fixed Assets. Schedule 2.08 attached hereto sets forth a true, correct and complete list of all Fixed Assets with an individual fair market value in excess of One Thousand Dollars ($1,000) as of the date hereof, including a description thereof. Schedule 2.08, as updated pursuant to
         Section 6.08 hereof, shall set forth a true, correct and complete list of all Fixed Assets as of the Closing Date, including a description thereof. Except as set forth on Schedule 2.08, all of the Fixed Assets
         (i) are in good operating condition and repair, normal wear and tear excepted, (ii) taken in their entirety, are suitable and adequate for the conduct of the operations of Seller as conducted on the date hereof, and (iii) have been maintained normally and on a consistent basis.

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2.09     Intangible Property.

         (a) Schedule 2.09 attached hereto sets forth a true, correct and complete list and, where appropriate, a description of, all Intangible Property. Except as set forth on Schedule 2.09, true, correct and complete copies of all licenses and other agreements relating to the Intangible Property have been previously delivered by the Seller to the Buyer.

         (b) Except as otherwise disclosed in Schedule 2.09, the Seller is the sole and exclusive owner of all Intangible Property and all designs, permits, labels and packages used on or in connection therewith. The Intangible Property owned by Seller is sufficient to conduct its business as presently conducted and as conducted during the past two years and, when transferred to Buyer pursuant to this Agreement, will be sufficient to permit Buyer to conduct the business of Seller as presently conducted. There is no litigation pending or, to Seller's knowledge, threatened that might result in a denial of the right of Seller to use any of the Intangible Property. Seller has not received notice of, nor has knowledge of any basis for, a claim against Seller that any of its operations, activities, products or publications infringes on any
                  Intellectual Property right of a third party, or that it is illegally or otherwise using the Intellectual Property rights of others. Seller has no disputes with or claims against any third party for infringement by such third party of any Intangible Property. Seller has taken all steps reasonably necessary to protect its right, title and interest in and to the Intangible Property. To the best of Seller's knowledge, there are no Intellectual Property rights owned or held by any officer, agent, employee or any person associated with Seller, or in which any such person has an exclusive or protectable right, that are valuable to or useful in Seller's business.

2.10 Assumed Liabilities; Third-Party Consents. None of the obligations of Seller to be assumed by Buyer pursuant to Sections 1. 05 hereof is in default by any party thereto, and none involves an obligation on the part of Seller to perform more than six months following the Closing Date. With the exception of those contracts listed on Schedule 2.10, which require the consent of the party identified on Schedule 2.10, there are no contracts being assigned pursuant to this Agreement that require the consent of a third party.

2.11. Condition of Business. Except as set forth on Schedule 2.11 attached hereto, since December 31, 1997 Seller has not entered into any transaction that is not in the ordinary course of business, and for the 12 months preceding the date hereof, the business of Seller has not been subject to any strikes, picketing or other organized labor activity.

2.12. Bulk Transfer. Buyer waives all of its rights that it would otherwise have pursuant to the bulk transfer laws of the State of California and Seller shall indemnify Buyer and hold Buyer harmless against and in respect of any claim for undisclosed payables or other liabilities, and

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         also in respec of all expenses of any character  (including  attorney's
         fees)  incurred  by  Buyer  in  connection   with  the  defense  and/or
         settlement of actions or claims related thereto. Seller agrees that any amounts owing to Buyer due to the indemnity granted hereunder shall be deductible from the balance of the Note upon written notice to Seller. Seller will not be responsible for any settlement made by Buyer without Seller's consent, which consent will not be unreasonably withheld, conditioned or delayed.

2.13. Undisclosed Liabilities. Except as and to the extent (i) incurred in the ordinary course of business after the date of the Year-End Financial Statements and not material, either individually or in the aggregate, or (ii) representing ordinary course purchases of inventory, there are no Liabilities of Seller affecting any of the Assets. Seller further represents that no promises with respect to financial obligations have been made to Seller's employees.

2.14. Litigation. Except as set forth on Schedule 2.14 attached hereto, there is no action or suit in law or equity, nor proceeding by any administrative or governmental agency, now pending nor, to the knowledge of Seller, threatened, nor any outstanding order, writ, injunction or decree of any court or administrative or governmental agency, affecting any of the Assets or the business or condition (financial or otherwise) of Seller.

2.15. Product Warranty. Each product manufactured, sold, leased or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no known Liability (and there is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Current Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller. No product manufactured, sold, leased or delivered by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 2.15 attached hereto includes copies of the standar terms and conditions of sale or lease for Seller (containing applicable guaranty, warranty and indemnity provisions).

2.16. Compliance with Laws. Seller is not to the best of Seller's knowledge in violation of any federal, state or local law, including, without limitation, wage and hour, employment and occupational safety legislation and environmental protection legislation.

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2.17.    Indebtedness, Powers of Attorney and Guarantees. Except as set forth in
         Schedule 2.17 attached hereto, Seller has no outstanding indebtedness affecting the Assets, other than trade or business obligations incurred in the ordinary course of business on usual credit terms. Seller has no general or special powers of attorney outstanding (whether as grantor or grantee) nor is a party to any contract of surety, guaranty or similar engagement by which it may be made to answer for the debt of another person.

2.18. Taxes and Payroll. Seller has paid all real and personal property, franchise, income and other taxes due or payable in connection with its business, has collected or paid all sales taxes, has withheld all amounts required to be withheld from the payroll of its employees, and has paid all salaries, bonuses and other payments due to each of its employees. Seller has timely filed all federal, state and local tax returns required to be filed by it, and such tax returns are true, correct and complete. No examination of such tax returns is currently in progress, no requests for waiver of the time to assess any such taxes are pending, and no deficiencies have been asserted or assessed as a result of any audit by the Internal Revenue Service or any national, state or local taxing authority and no such deficiency or audit has been proposed or threatened. Seller has not waived any statute of limitations in respect of any such taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

2.19. Insurance. The Assets are insured against loss or damage by fire or other casualty at such levels as is customary for businesses engaged in the same business as Seller.

2.20. Employee Relations. Seller is not a party to any written or oral agreement with any labor union in connection with the business of Seller, and there is not currently, nor has there been within the 12 months prior to this Agreement, any effort to organize any employees of Seller.

2.21. Accuracy of Schedules. All schedules, certificates, exhibits and other documents which have been furnished pursuant to this Agreement to Buyer or its counsel are true, correct and complete in all material respects.

2.22.    Diligence  Request.   All  documents,   certificates,   and  statements
         requested  described  on the due  diligence  list,  attached  hereto as
         Schedule 2.22, has been furnished to Buyer or its counsel and such documents, certificates, and statements are true, correct and complete in all material respects.

2.23. Disclosure. No representation or warranty by the Seller contained in this Agreement or in any certificate, schedule, exhibit or other document delivered to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to make the statements contained in this Agreement or in any said certificate, schedule, annex, exhibit or document not materially misleading, and all such representations and warranties considered together are not materially misleading in any respect.

                                    10 of 22

3. Representations and Warranties of Buyer. Buyer makes the following representations and warranties to the Seller, each of which shall be deemed to be independently material and to have been relied upon by the
         Seller:

3.01. Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the corporate and tax laws of the State of Delaware and has the corporate power to own its properties and to carry on its business as and where it is now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated thereby. Buyer is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions where the character of the properties owned by Buyer or the nature of the business transacted by it make such license or qualification necessary, except where the failure to so qualify would not have a material adverse effect on the operations or financial condition of Buyer.

3.02. Authorization. Buyer has taken all actions necessary to authorize and permit the execution, delivery and performance of this Agreement and the agreements contemplated herein by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforcement may be subject to applicable bankruptcy, insolvency, moratorium and other laws affecting creditors generally and by general equitable principles.

3.03. Noncontravention. The execution and delivery of this Agreement or the agreements contemplated herein, and the consummation by Buyer of the transactions contemplated hereby or thereby, will not, with or without the giving of notice or the passage of time or both, (i) conflict with the Articles of Organization or Bylaws of the Buyer, (ii) conflict with any agreement or instrument to which Buyer is a party or by which it may be bound, or (iii) violate the provisions of any law, rule or regulation applicable to Buyer.

3.04. Organization. Buyer agrees that all current employees of Seller will be offered a comparable position with FAC performing similar duties. Each employee shall be compensated as he/she was compensated one (1) month prior to the Closing Date and each employee shall be credited with their current seniority for the calculation of benefits. Seller agrees to remain liable for all pension benefits due to each employee prior to the Closing Date.

4.       Covenants of Seller. Seller covenants and agrees with Buyer as follows:

4.01. Conduct of Business. From and after the date hereof and until the Closing Date, Seller shall carry on its business diligently and substantially in the same manner as heretofore conducted, except as agreed to in writing by Buyer. All of the property of Seller shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

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
4.02. Compliance with Laws. From and after the date hereof and until the Closing Date, Seller will comply in all material respects with all laws and regulations that are applicable to it, the ownership of the Assets or to the conduct of its business, and will perform and comply with all contracts, commitments and obligations by which it is bound.

4.03. Preservation of Business. For a period of one hundred eighty (180) days after the Closing Date, Seller shall assist and cooperate, to such extent as is reasonable under the circumstances, with Buyer to preserve for Buyer the goodwill of suppliers, customers, employees and others having business relations with Seller prior to the Closing Date. After said 180-day period, Seller agrees not to interfere with Buyer and its relations with suppliers, customers, employees and others.

4.04. Curing Defaults. Promptly upon discovery of any breach or default under any representation, warranty or agreement made by the Seller and contained in this Agreement of such a nature that it can be cured prior to the Closing Date, the Seller will make reasonable efforts to cure such breach or default.

4.05. Cooperation; Further Assurances. Seller will cooperate in the orderly consummation of the transactions contemplated by this Agreement, including, without limitation, permitting Buyer and its representatives full access, at all reasonable times and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records, contracts and documents of Seller pertaining to the Assets, and will execute all documents and perform all acts reasonably necessary or appropriate to carry out the intent of this Agreement.

4.06.    Proprietary Information.

         (a) Seller shall hold in confidence, and use its best efforts to have all of the officers, directors and personnel of Seller hold in confidence, all knowledge and information of a secret or confidential nature with respect to the business of Seller, and shall not disclose, publish or make use of the same without the consent of Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by Seller.

         (b)      Seller  agrees  that the  remedy at law for any breach of this
                  Section 4.06 would be inadequate and that such breach would cause irreparable harm to Buyer, and therefore Buyer shall be entitled (without the requirement of posting any bond) to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 4.06.

4.07. No Solicitation or Hiring of Former Employees. Except as provided by law, for a period of five years after the Closing Date, Seller shall not solicit any person who was an employee of Buyer on the Closing Date

                                    12 of 22
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         to terminate his or her employment  with Buyer or to become an employee of Seller or hire any person who was an employee of Buyer on the date hereof or on the Closing Date.

4.08.    Non-Competition Agreement.

         (a) In further consideration of the Purchase Price, for a period of two ( 2) years following the termination of employment under Section 1.03 above , Seller agrees that neither Seller nor any affiliate of Seller shall, without the prior written consent of the Buyer, (i) manufacture, market or sell any product that has the same or substantially the same form, function and primary application as any existing or proposed product manufactured by Seller on or prior to the Closing Date or (ii) engage in any business competitive with the business of Seller as conducted on the date hereof or on the Closing Date, in the United States of America or any other country in which Seller conducted its business during the two years prior to the Closing Date. (The agreement contained in this Section 4.08(a) shall be referred to herein as the "Non-Competition Agreement".)

         (b) The parties hereto agree that the consideration, duration and scope of the Non-Competition Agreement are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this Non-Competition Agreement shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. Seller agrees that damages are an inadequate remedy for any breach of this provision and that Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon actual or threatened breach of this Non-Competition Agreement.

4.09. Best Efforts to Obtain Satisfaction of Conditions. Seller shall use its best efforts to obtain the satisfaction of the conditions specified in this Agreement.

5.       Covenants of Buyer.

5.01. Current Public Information. Buyer shall use its best efforts to make all filings when required under the Securities Act and the Securities and Exchange Act of 1934, as amended.

5.02. Best Efforts to Obtain Satisfaction of Conditions. Buyer shall use its best efforts to obtain the satisfaction of the conditions specified in this Agreement.

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
6. Conditions Precedent to Buyer's Obligations. The obligations of Buyer to be performed under this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent, each of which may be waived in writing in the sole discretion of Buyer:

6.01. Representations and Warranties. The representations and warranties of Seller made in this Agreement shall be true and correct as of the Closing in all material respects.

6.02. Compliance with Agreement. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, and Buyer shall have been furnished with a certificate of an authorized representative of Seller, dated the Closing Date, to that effect.

6.03. Opinion of Counsel for Seller. Buyer shall have received an opinion from the Law Office of John Teter, dated the Closing Date, in form and substance satisfactory to counsel for Buyer, and in substantially the form annexed hereto as Exhibit A.

6.04. Governmental Approvals. Any governmental agency, department, bureau, commission and similar body, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by Seller of the transactions contemplated by this Agreement and the sale, transfer, conveyance and delivery of the Assets to Buyer shall have consented to, authorized, permitted or approved such transactions.

6.05. Consents of Lenders and Other Third Parties. The Seller shall have received all requisite consents and approvals of all lenders and other third parties whose consent or approval is required in order for Seller to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 2.03.

6.06. Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever that shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or that might affect the right of the Buyer to own or use the Assets after the Closing.

6.07. Certificate of Examination. Seller shall have submitted to Buyer certificates of examination by a reputable company or lawyer satisfactory to Buyer of the indices in the State of California applicable to the appropriate recording files of financial statements, conditional sales agreement, chattel mortgages, lease agreements, notices of assignment of loans and mortgages receivable, factors' liens, trust receipts, and federal tax liens showing there are no liens, mortgages, encumbrances, charges or other rights of third parties of record with respect to any of the Assets. Seller agrees to provide a certificate of examination from the Secretary of State of the

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

         State of California that are consistent with the aforementioned certificates of examination by a reputable company or lawyer within fifteen (15) business days of the Closing.

6.08 Update. Seller shall have provided Buyer with a true, correct and complete list and amount, as of the Closing Date, of:

         (a)      Accounts Receivable, including an aging thereof;

         (b)      Inventory;

         (c)      Fixed Assets;

         (d)      all unfilled orders with respect to customers of Seller; and

         (e) all shipments by Seller made during the period from the date of this Agreement to the Closing Date,

         none of which information shall be materially different from the information supplied by Seller as of the date hereof on Schedules 2.06,
         2.07 and 2.08.

6.09 Closing Deliveries. Buyer shall have received at or prior to the Closing each of the following:

         (a) A bill of sale pertaining to the Assets substantially in the form annexed hereto as Exhibit B;

         (b) Such instruments of conveyance, assignment and transfer, and such other deeds, conveyances and documents as may be necessary and appropriate to effect the transfer to, and to vest in, Buyer, good, clear, record and marketable title to the Assets and all rights of use and ownership therein and thereto;

         (c)      All documents  contemplated  by Sections  6.02-6.05,  6.07 and
                  6.08;

         (d)      All  technical   data,   formulations,   product   literature,
                  contracts, files and other data and documents pertaining to the Assets;

         (e) A certificate of the Secretary of the State of California as to the legal existence and good standing (including with respect to the payment of tax) of Seller in California;

         (f) A certificate of the Secretary of Seller attesting to the incumbency of Seller's officers, the authenticity of the votes authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents of Seller; and

         (g) Such other documents, instruments or certificates as Buyer may reasonably request.

7. Conditions Precedent to Seller's Obligations. The obligations of Seller to be performed under this Agreement on or before the Closing are

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
         subject to the fulfillment, prior to or at the Closing, of the following conditions precedent, each of which may be waived in writing in the sole discretion of Seller:

7.01. Representations and Warranties. The representations and warranties of Buyer made in this Agreement shall be true and correct as of the Closing in all material respects.

7.02. Compliance with Agreement. Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing, and Seller shall have been furnished with a certificate of an authorized representative of Buyer, dated the Closing Date, to that effect.

7.03. Governmental Approvals. Any governmental agency, department, bureau, commission and similar body, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by Buyer of the transactions contemplated by this Agreement and the sale, transfer, conveyance and delivery of the Assets to Buyer shall have consented to, authorized, permitted or approved such transactions.

7.04. Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever that shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or that might affect the right of the Buyer to own or use the Assets after the Closing.

7.05. Registration Rights. At or prior to Closing, Buyer and Seller shall have entered into registration rights agreement substantially in the form annexed hereto as Exhibit D.

7.06. Closing Deliveries. Seller shall have received at or prior to the Closing each of the following:

         (a) Payment of the Purchase Price, including, without limitation, certificates representing the Shares registered in the name of Seller and the promissory note;

         (b) An assumption agreement pertaining to the Assumed Liabilities substantially in the form annexed hereto as Exhibit E;

         (c)      All documents contemplated by Sections 7.02-7.03 and 7.05; and

         (d) Such other documents, instruments or certificates as Seller may reasonably request.

                                    16 of 22

8.       Warranty.

                  In connection with any products or services of Seller shipped or performed prior to the Closing, Buyer does not assume any Liability or obligation for (i) any warranty (express or implied), (ii) any damage, injury or loss, consequential or otherwise, resulting from product defects or defects in the services provided, or (iii) any warranty of merchantability or fitness for a particular purpose.

9.       Expenses; Brokers and Finders.

9.01. Expenses. Except as otherwise provided in Sections 1. 07 and 11, Buyer, on the one hand, and Seller, on the other hand, shall each pay its own expenses in connection with this Agreement and the transactions contemplated hereby.

9.02. Brokers and Finders. Seller represents to Buyer and Buyer represents to Seller, that no fee is due to any broker or finder in connection with the transactions contemplated by this Agreement and each party shall indemnify the other and hold it harmless against and in respect of any claim for brokerage or other commissions relative to this Agreement, or to the transactions contemplated hereby, and also in respect of all expenses of any character incurred by Seller in connection with this Agreement or such transactions.

10.      Termination of Agreement.

10.1. Termination by Lapse of Time. This Agreement shall terminate at 5 p.m., Boston time, on July 31, 1998 if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of all of the parties hereto.

10.2. Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, Buyer shall have no further obligation or Liability to Seller under this Agreement, and Seller shall have no further obligation or Liability to Buyer under this Agreement; provided, however, that this Section 10, the survival and indemnification provisions set forth in Section 11 hereto and the expenses provisions set forth in Section 9 hereto shall remain in full force and effect.

10.3. Termination by Reason of Breach. This Agreement may be terminated by Seller, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of Buyer or the failure by Buyer to perform any condition or obligation hereunder; and may be terminated by Buyer, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of Seller or the failure of Seller to perform any condition or obligation hereunder.

11.      Survival and Indemnification.

11.01.   Survival and  Materiality  of  Covenants.  All  covenants,  agreements,
         representations   and  warranties   made  herein  and  in  certificates

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
         delivered pursuant hereto shall be deemed to have been material and relied upon by the party to which made, and shall survive the Closing Date. All representations, warranties, covenants and agreements made by Seller in this Agreement shall survive the Closing, and any investigation at any time made by or on behalf of Buyer; provided, however, that the representations and warranties of the parties hereto shall terminate two years from the date of this Agreement. The parties acknowledge that in entering into this Agreement, they have not relied on any representations, warranties or covenants other than as expressed or referred to or incorporated herein.

11.02.   Indemnification.

         (a) By Buyer. Buyer covenants and agrees with Seller that it will defend and hold Seller harmless from and against any and all losses, damages, costs, expenses or other Liabilities, including reasonable attorneys' fees, arising from the breach of any one or more of the representations, warranties, obligations, covenants and agreements made by Buyer in this Agreement, and Buyer will reimburse Seller in the full amount of any sum (including reasonable costs, expenses and attorneys' fees) that Seller pays or becomes obligated to pay at any time as a result of such breach.

         (b) By Seller. Seller covenants and agrees with Buyer that it will defend and hold Buyer harmless from and against any and all losses, damages, costs, expenses or other Liabilities, including reasonable attorneys' fees, arising from any of the following:

                  (i) the breach of any one or more of the representations, warranties, obligations, covenants and agreements made by Seller;

                  (ii) any claims against, or Liabilities or obligations of, Seller, or any claims against the Assets not specifically assumed by Buyer pursuant to Section
                           1.04 of this Agreement;

                  (iii) any warranty claim, product repair or replacement relating to (y) products manufactured or sold by Seller prior to the Closing Date or (z) Seller's business or operation prior to the Closing Date, other than an Assumed Liability;

                  (iv) any product liability claim related to (y) products manufactured or sold by Seller prior to the Closing Date or (z) the Seller's business or operation prior to the Closing Date, whether arising from alleged negligence, breach of warranty or otherwise; and

                  (v) any tax Liabilities or obligations of any kind or nature whatsoever of Seller, whether relating to any period prior to or after the Closing Date.

         (c) Amount of Indemnification. In the performance of any of the foregoing indemnities, the indemnifying party will pay to, or

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
                  reduce any claim against, the other party in the amount which would then be required to establish the other party in the position that it would have held had each such representation or warranty been true, complete and correct, had each such obligation been fulfilled, and had each such covenant and agreement been fully performed. The foregoing notwithstanding, the aggregate amount of indemnification paid by an indemnifying party shall not exceed the Purchase Price.

         (d) Notice of Right to Indemnification. If at any time after the Closing any party has reason to believe that it is entitled to indemnification under this Agreement, or any claim or dispute exists that could, unless successfully defended, entitle such party to indemnification, the party entitled to indemnification shall give notice to the other party of the facts entitling such party to indemnification and the nature of the claim or dispute. The party receiving notice shall have the right, a its own expense and through counsel of its choice, to defend, settle or compromise any claim or dispute that would entitle the other party to indemnification. If the party receiving notice refuses or fails to promptly defend or compromise any such claim or dispute, the party giving notice shall have the right to defend, settle or compromise such claim and may seek indemnification from the other party under this Agreement.

         (e) Security for Indemnification; Right of Offset. To secure the indemnifications and obligations set forth in or contemplated in this Agreement, a party to this Agreement entitled to indemnification from the other party to this Agreement, or entitled to payment of any sum from the other party, shall be entitled to offset against and deduct from any amount due to such other party the amount of any damages, costs, expenses or other liabilities against which the party entitled to indemnification has been indemnified and/or any payment due from the other party.

12. Confidentiality. All information not previously disclosed to the public or generally known to persons engaged in the respective businesses of Seller or Buyer that shall have been furnished by Buyer or Seller to the other party in connection with the transactions contemplated hereby shall not be disclosed to any person other than their respective employees, directors, attorneys, accountants or other designated representatives, including certain financial institutions and advisors, or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information that is in documentary form shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto.

                                    19 of 22
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13.      Miscellaneous.

13.01. Notices. All notices required or permitted to be given in connection with the transactions contemplated by this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered personally, sent by facsimile or nationally recognized overnight delivery service, or mailed by certified mail, postage prepaid, addressed to:

               If to Seller:
                                    Steve Wood
                                    455 La Paz Court
                                    Morgan Hill, CA 95122



               With a copy to:
                                    John Teter, Esq.
                                    Suite 301
                                    1550 The Alameda
                                    San Jose, CA 95126

               If to Buyer:
                                    Attention: Thomas L. Massie
                                               Chairman of the Board & CEO
                                    Focus Enhancements, Inc.
                                    142 North Road
                                    Sudbury, MA  01776

               With a copy to:
                                    Attention:  General Counsel
                                    Focus Enhancements, Inc.
                                    142 North Road
                                    Sudbury, MA  01776

         or to such other address or addresses as either party shall notify the other of in writing. Notice shall be deemed to have been given upon delivery if delivered personally or by facsimile, one business day after being sent by overnight delivery with a nationally recognized overnight delivery service, or if mailed, three business days following deposit in the mail.

13.02. Modification of Agreement. This Agreement, including the Schedules and Exhibits hereto, contains the entire agreement and understanding of the parties hereto and may not be altered, modified or changed in any manner whatsoever except by a writing signed by authorized officers of Seller and Buyer.

13.03. Governing Law. This Agreement is intended to take effect as a sealed instrument and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

13.04. Headings. The Section headings in this Agreement are for convenience only and shall not affect the construction hereof.

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

13.05. Counterparts. This Agreement may be executed and delivered in a number of counterparts, each of which, when so executed and delivered, shall be deemed an original and all of which shall together constitute one and the same agreement.

13.06. Exhibits. All Schedules, Exhibits and documents referred to herein are hereby incorporated herein by this reference and shall become a part of this Agreement.

13.07. Assigns. Any purported assignment of this Agreement by any party shall have no force or effect whatsoever unless the prior written consent of the other party to this Agreement is first obtained; provided, however, that Buyer may assign this Agreement, and its rights and obligations hereunder, to a parent, subsidiary or affiliate.

13.08. Specific Performance. Each of the parties acknowledges and agrees that the consideration relating hereto is unique and that either party may have no adequate remedy at law if the other party fails to perform its obligations hereunder and further acknowledges that the aggrieved party will be entitled in such event to require specific performance of this Agreement in addition to any other rights and remedies which it may have at law or in equity, without limitation.

13.09. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable as applied to any particular case, such circumstance shall not affect the enforceability of any such provision in any other case, nor shall it affect the validity or enforceability of any other provision of this Agreement.

13.10. Jurisdiction. Any action to enforce, arising out of, or relative in any way to the provisions of this Agreement may be brought and prosecuted in such court or courts located within the Commonwealth of Massachusetts as is provided by law, and Seller consents to the jurisdiction of said court or courts and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                    FOCUS ENHANCEMENTS, INC.



                                    By: ________________________
                                    Name: Thomas L. Massie
                                    Title: Chief Executive Officer


                                    PC VIDEO CONVERSION, INC.



                                    By: ________________________
                                    Name: Steve Wood
                                    Title: President



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